UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2014

MAD CATZ INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Canada	001-14944	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7480 Mission Valley Road, Suite 101

San Diego, California 92108

(Address of Principal Executive Offices)

(619) 683-9830

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 29, 2014 William Woodward resigned from the Board of Directors (“Board”) of Mad Catz Interactive, Inc. (the “Company”) for personal reasons. Mr. Woodward also was a member of the Company’s Audit Committee. Mr. Woodward’s decision was not the result of any disagreement with the Company or the Board.

On January 31, 2014, the Board appointed Scott Guthrie as a director of the Company and as a member of the Company’s Audit Committee to fill the vacancy created by the resignation of Mr. Woodward.

There are no other understandings or arrangements between Mr. Guthrie or any other person and the Company or any of its subsidiaries pursuant to which Mr. Guthrie was appointed to serve as a director. There are no transactions between Mr. Guthrie or any of his immediate family members and the Company or any of its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with his appointment to the Company’s Board and pursuant to the terms of the Company’s 2007 Stock Option Plan, Mr. Guthrie will be granted an option to purchase 15,342 shares of Common Stock (representing a one-time initial grant of 25,000 options reduced on a pro rata basis based on the number of days that have elapsed from the previous Annual and Special Meeting of shareholders to his appointment to the Board) on the first date the trading window opens following the announcement of the Company’s fiscal third quarter results. Mr. Guthrie will also receive compensation consistent with the Company’s non-employee director compensation program.

On January 31, 2014, the Company issued a press release announcing the resignation of Mr. Woodward and the appointment of Mr. Guthrie to the Board. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated January 31, 2014 issued by Mad Catz Interactive, Inc., furnished pursuant to Item 5.02 of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2014	MAD CATZ INTERACTIVE, INC.

	By:	/s/ Karen McGinnis
	Name:	Karen McGinnis
	Its:	Chief Financial Officer